EXHIBIT 10.4

LICENSE AGREEMENT

THIS LICENSE AGREEMENT (this “Agreement”) is entered into as of October 5, 2023 (the “Effective Date”) by and between LF Brandco LLC, a Delaware limited liability company with its registered address at 251 Little Falls Drive, Wilmington, Delaware 19808 (“Licensor” ), and Indus Holding Company, a Delaware corporation with its principal place of business located at 19 Quail Run Circle, Salinas CA 93907 (“Licensee”). Licensor and Licensee are each a “Party” and together the “Parties”.

Recitals

A. Licensee is a licensed manufacturer and distributor of cannabis products in California (the “Territory”);

B. Licensor has acquired from an affiliate of Licensee all of such affiliate’s right, title and interest in and to (i) the trademarks and tradenames listed on Schedule I hereto, including the names “Lowell Farms,” “Lowell Herb Co.” and “Lowell Smokes,” (ii) the logos and additional identifying marks listed on Schedule I hereto ((i) and (ii) collectively, the “Marks”) and (iii) the use of the designation “35s” in connection with the trademarks and tradenames listed on Schedule I hereto;

C. Licensee desires to obtain the right to use the Marks (as defined in Section 1 below) in its business of developing, cultivating, extracting, processing, preparing, manufacturing, packaging, marketing, selling and distributing cannabis products, including without limitation flower, vape pens, oils, extracts, edibles, tinctures and pre-rolled products (all of the foregoing, the “Products”), throughout the Territory, and Licensor desires to grant such rights to Licensee, all according to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the agreements and covenants contained herein, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound hereby agree as follows:

1. Grant of License.

a. Licensor hereby grants to Licensee, subject to the terms and conditions of this Agreement, an exclusive, nontransferable (except in accordance with the provisions of Section 13(e) below) right (the “License”) to use the Marks in connection with (i) the development, cultivation, extraction, processing, preparation, manufacturing and packaging within the Territory (and outside the Territory, provided that (A) such activities outside the Territory do not conflict with the license agreements listed on Schedule I to the Assignment and Assumption of Contracts dated as of October 5, 2023 between Indus LF LLC, a California limited liability company, and Licensor, as such license agreements are in effect on the date hereof and (B) the applicable products can be transferred to the Territory in compliance with applicable law and are marketed, sold and distributed solely within the Territory) and (ii) the marketing, sale and distribution solely within the Territory of (a) the products listed on Schedule 1 hereto (collectively, the “Existing Products”) and (b) any additional Products bearing the Marks developed, cultivated, extracted, processed, prepared, manufactured, packaged, marketed, sold or distributed by Licensee (the Existing Products and any such additional Products, the “Licensed Products”), in each case during the Term and the post termination sell-off period provided in Section 6(e) below. Notwithstanding the foregoing or anything else to the contrary herein, (x) the development, cultivation, extraction, processing, preparation, manufacturing and packaging within the Territory of Licensed Products by other licensees of Licensor will not breach this Agreement provided that the applicable products can be transferred out of the Territory in compliance with applicable law and are marketed, sold and distributed solely outside the Territory and (y) Licensor’s license to Licensee of the “Lowell Farms” name shall be limited to its use as a corporate name and for corporate, communications and administrative purposes and shall in no event encompass the branding of Licensed Products or any other consumer products, and such license of the “Lowell Farms” name shall expire 180 days from the date of this Agreement. For the avoidance of doubt, to the extent that interstate distribution of Licensed Products becomes legal, the geographic scope of licensee’s license to market, sell and distribute Licensed Products within the Territory shall not automatically be expanded and Licensee shall not engage in such activities outside the Territory without the prior written consent of Licensor. Licensee agrees that any and all common law trademark rights obtained by Licensee within the Territory through use of the Marks shall immediately inure to the benefit of Licensor and that Licensee shall have no claim to any common law or state trademark rights in respect of the Marks within (or outside) the Territory. Licensee agrees not to assert any superior trademark rights against Licensor’s registration and/or use of the Marks except as provided in this Agreement.

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b. Licensee shall have the right without the consent of Licensor to engage such distributors, manufacturers, third party logistics providers and other third party providers (collectively, “Business Partners”) as it may determine in its sole discretion for purposes of the development, cultivation, extraction, processing, preparation, manufacturing, packaging, marketing, sale and distribution of Licensed Products and may grant to any such Business Partner (and to any affiliate of Licensee) a sublicense of the License rights granted to Licensee hereunder solely for the purpose of providing such services to Licensee. In no event shall Licensee grant to any Business Partner the right to market, sell or distribute Licensed Products for its own acccount, whether at wholesale or retail, without the prior written consent of Licensor. Licensee shall indemnify Licensor for any breach of this Agreement attributable to its Business Partners in accordance with Section 9 and shall be subrogated to the rights of Licensor against any Business Partner of Licensee.

c.

i. Licensor shall and shall cause its affiliates (together with Licensor, the “ROFR Parties”) to, in the event the ROFR Parties, or any of them, contemplate entering into a transaction involving the sale, exclusive licensing or other disposition all or a substantial portion of Licensor’s intellectual property related to the “Lowell” or “35s” brand (a “Section 1(c) Transaction”), prior to entering into any such Section 1(c) Transaction with a third party, first deliver to Licensee a notice (the “ROFR Notice”) describing the applicable Section 1(c) Transaction and containing all material terms of such proposed Section 1(c) Transaction and (unless the proposed counterparty has a market capitalization of at least $20 billion or (if not publicly traded) has trailing 12-month EBITDA of at least $1.5 billion) the identity of the proposed counterparty. For the avoidance of doubt, a transaction involving a change of control of Licensor or a sale of all or substantially all of its assets at a time when Licensor’s business encompasses substantial business activities beyond those relating to the “Lowell” brand and the “35s” product designation shall not constitute a Section 1(c) Transaction. Licensee shall execute and deliver to Licensor upon request a confidentiality agreement in the form attached as Exhibit A with respect to any ROFR Notice proposed to be delivered by Licensor.

ii. Upon receipt of a ROFR Notice, Licensee shall have 30 days (the “Exclusive Negotiating Period”) to negotiate exclusively with the ROFR Parties with respect to the entry into such Section 1(c) Transaction on the terms set forth in the ROFR Notice, provided that Licensee shall be required to satisfy any non-cash consideration specified in the ROFR Notice (x) solely in cash or (y) to the extent the common equity securities of Licensee or its parent entity are listed on a national securities exchange in the United States or Canada (the Canadian Securities Exchange being deemed to be a national securities exchange for such purpose) and have had a weighted average daily trading volume of at least $1 million for a 20 trading day prior ending within two weeks prior to the commencement of the Exclusive Negotiating Period, up to 50% (at Licensee’s option) in such common equity securities, valued at their 5-day average closing price prior to the commencement of the Exclusive Negotiating Period, and the remainder in cash. Non-cash consideration specified in the ROFR Notice shall be valued for such purpose based on its fair value as reasonably and mutually determined by Licensor and Licensee. During the Exclusive Negotiating Period, the ROFR Parties shall negotiate in good faith with Licensee with respect to such Section 1(c) Transaction.

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iii. If Licensee does not deliver to the applicable ROFR Parties a written offer during the Negotiating Period, and the applicable ROFR Parties and Licensee do not otherwise reach agreement on the terms of the Section 1(c) Transaction that is the subject of the ROFR Notice during the Negotiating Period, the ROFR Parties shall be free for a period of 180 days after the end of Exclusive Negotiating Period to enter into such Section 1(c) Transaction with the third party identified in the ROFR Notice at pricing no lower and on terms no more favorable to the counterparty than those set forth in the ROFR Notice. If the ROFR Parties do not enter into definitive documentation for the proposed Section 1(c) Transaction within 180 days from the end of the Exclusive Negotiating Period or do not complete the proposed Section 1(c) Transaction within 365 days from the end of the Exclusive Negotiating Period, this Section 1(c) shall once again apply in its entirety to such Section 1(c) Transaction. In the event that Licensee and the ROFR Parties reach agreement on the terms of such Section 1(c) Transaction during the Exclusive Negotiating Period, Licensee and the ROFR Parties shall promptly negotiate and enter into definitive document consummating such Section 1(c) Transaction on the agreed terms and such other reasonable and customary as may be applicable taking into account general practice with regard to transactions of similar size and substance.

iv. This Section 1(c) shall have no further force or effect following (A) the transfer of this Agreement to a third party pursuant to a Section 1(c) Transaction or (B) the consummation of a Qualified IPO (but the Parties’ rights with respect to a breach of this Section 1(c) prior to either such event shall not be affected thereby). “Qualified IPO” means an underwritten public offering on a national securities exchange in the United States or Canada in which not less than $75 million in gross proceeds are raised.

2. Sales Matters.

a. Licensee shall (i) maintain accurate books, accounts and records relating to the marketing and sale of the Licensed Products and (ii) not sell and/or distribute the Licensed Products outside the Territory or to anyone who Licensee knows or should reasonably know intends to resell the Licensed Products outside the Territory, without the prior written consent of Licensor. Licensor shall provide support and assistance as reasonably requested by Licensee in connection with the foregoing activities, all subject to applicable legal restrictions.

b. Neither Party shall issue or distribute any press releases or make any announcements relating to the other Party or this Agreement without the prior written consent of the other Party unless required by Applicable Law. Neither the foregoing nor Section 11 hereof shall not preclude Licensee and its affiliates from making disclosures determined in Licensee’s reasonable discretion to be necessary or advisable in public filings and earnings press releases.

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c. Within 10 business days of Licensee’s delivery of each monthly royalty statement pursuant to Section 5(b), Licensor shall pay to Licensee solely for use in Licensee’s marketing and advertising programs an amount equal to 0.5% of Net Revenue (as defined in Section 5(a)) for the applicable month as shown on such royalty statement, provided that Licensee may in its discretion offset such amounts against the License Fee. Cost of any branded semi-permanent items furnished by Licensor, such as display stands, will be shared 50/50 by Licensor and Licensee (it being understood that the determination to make use of such items shall be in Licensee’s discretion). Notwithstanding anything in this Agreement to the contrary, Licensor shall seek prior written approval from Licensee on all marketing and advertising and related activity undertaken by Licensor in the Territory other than bona fide social media and digital marketing campaigns that have a significant scope both within and outside the Territory.

d. Licensee shall apply not less than 0.5% of Net Revenue annually to Licensee’s marketing and advertising programs in the Territory. The amounts so applied shall not reduce the License Fee (as defined below).

e. All advertising, marketing, packaging and similar materials (including websites and online materials) used or distributed by Licensee in connection with the Licensed Products must display the applicable copyright, trademark, patent, and other legally required notices, legends, and symbols as Licensor may indicate to Licensee from time-to-time.

f. The Parties will confer on a quarterly basis regarding the wholesale and suggested retail prices for the Licensed Products from time to time; provided, however, that Licensee shall have no obligation to abide by Licensor’s suggested wholesale and retail suggestions. Notwithstanding the foregoing, Licensee shall not increase the wholesale pricing of any Existing Products without the prior written consent of Licensor, such consent not to be unreasonably withheld, conditioned or delayed.

g. Subject to Section 13(h), as of the end of each calendar month during the Term, Licensee shall maintain a dollar amount of inventory of “Lowell” branded SKUs, determined in accordance with Licensee’s ordinary accounting practices, equal to the average monthly dollar volume of sales (determined on the same basis as such inventory) of “Lowell” branded SKUs for the 6 months ending on the last day of the prior calendar month.

h. In the fourth year of each of the Initial Term and the Option Terms (each as defined below), the Parties shall use commercially reasonable efforts to agree on minimum quarterly revenue requirements for the upcoming renewal term as set forth in further detail in Section 6(a).

i. Licensed Products shall receive “most favored nations” sales commission pricing structure terms and no other Licensee brands (whether owned by Licensee or third party distribution partners) shall receive a higher base rate commission from Licensee. For the avoidance of doubt, Licensee and its distribution partners will not be restricted from creating bona fide incentives that do not have the overall effect of circumventing such “most favored nations” sales commission pricing structure.

j. Licensee shall not sell any “35s” branded products (including products manufactured for Licensee by third party manufacturers) at a lower cost than any comparable “Lowell 35s” product.

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k. Licensor shall have the right to purchase up to $5000 per month in trade samples of “Lowell” branded products from Licensee to the extent that Licensor presents Licensee with a transaction structure that is legally compliant to effect such purchases. Such purchases shall be at wholesale prices less the effective royalty commission.

3. Production.

a. Product Manufacturing. Licensee shall manufacture, fill, package and warehouse (directly or through Business Partners) the Existing Products in conformity with Licensor’s specifications for packaging materials (the “Packaging”) set forth on Exhibit B (the “Packaging Specifications”), the specifications required for compliance with Applicable Law provided by Licensee, as amended (the “Regulatory Specifications” and, together with the Packaging Specified, the “Specifications”) and the terms of this Agreement. Licensee shall maintain all information and records relating to the production of the Licensed Products as shall be required by Applicable Law.

b. Hauni and CME Machines. Licensee shall not produce any products on its Hauni preroll machine or CME packaging machine that have a shape and dimensions identical to any of the “Lowell” Existing Products without either a “Lowell” or “35’s” logo on the front of the packaging box without the prior written consent of Licensor. Licensor shall bear the cost of one-third of all third party, out-of-pocket maintenance costs (including spare parts used), exclusive of internal labor costs, on the Hauni preroll machine and the CME packaging machine upon presentation of invoices by Licensee, provided that Licensee shall be entitled solely to offset such amounts against the Licensee Fee (and such amounts shall be carried forward as a credit to the extent that sufficient License Fees are not yet due).

5. Royalties and Payment Terms.

a. Royalties. In consideration for the License, Licensee shall pay to Licensor a royalty (the “License Fee”) equal to 7% of Net Revenue in accordance with this Section 5, provided that the License Fee shall equal 2% of Net Revenue attributable to “35s” branded products that are not also branded “Lowell”, provided further that Licensee shall receive a dollar-for-dollar credit, and no amount shall be due to Licensor, with respect to the first $1 million in License Fees that would otherwise be payable hereunder. The term “Net Revenue” means the net amount of collections actually received by Licensee with respect to wholesale sales of any Licensed Products incorporating the Marks by Licensee to unaffiliated third parties (including for any retail sales directly by Licensee) after giving effect to, and net of, (a) trade, quantity, and cash discounts; (b) credits or chargebacks for rejections or returns of any Licensed Product; (c) third party freight, insurance, and other transportation charges for shipping of Licensed Products to the extent separately stated in the applicable invoice; (d) sales and other taxes separately stated on the applicable invoice; and (e) any promotional discounts. Notwithstanding anything in this Agreement to the contrary, Licensee’s reporting requirements in this Agreement shall apply to wholesale sales by Licensee only and shall include the following information: by account, SKU, volume, time period, frequency of order and any other metrics mutually agreed by the parties from time to time.

b. Royalty Payments. No later than 25 days after the end of each calendar month, Licensee shall provide a calculation of the License Fee earned by Licensor for such calendar month by product and channel together with such other information as may reasonably be requested by Licensor. Licensee shall pay to Licensor the License Fee earned by Licensor for such calendar month concurrently with the delivery of the royalty statement.

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c. Late Payments. In the event Licensee fails to pay any amounts due under this Agreement within thirty (30) days of the due date thereof, Licensee shall be obligated to pay to Licensor late fees on such undisputed amount, computed at the rate of 12% per annum on the unpaid amount, compounded at the end of each calendar year, until paid in full. For the avoidance of doubt, the accrual of such interest shall not prevent the occurrence of any event of default arising from non-payment in accordance with Section 6(b).

d. Inspection and Audit. Licensor or its designee shall have the right, at reasonable times and upon reasonable advance notice, to have an independent auditor mutually agreed on by the parties (the “Auditor”) to conduct an inspection and audit of the records of Licensee relating to the sales of Licensed Products and the maintenance of required inventory levels of “Lowell” branded products from time to time, during regular business hours and upon reasonable notice, to assure compliance with the provisions of this Agreement, not more frequently than annually (or every six (6) months if within one year of an audit revealing a material underpayment). If any audit reveals an underpayment, Licensee will promptly pay the underreported amounts within ten (10) days of the date the Auditor has delivered its report of the audit. If the underpayment is greater than five (5%) percent of the total License Fees being audited for a period of at least six months, then Licensee will also reimburse Licensor for the reasonable costs of the Audit within ten (10) days of the date the Auditor has delivered its final report of the audit.

6. Term and Termination.

a. Term.

i. The initial term of this Agreement shall be five (5) years, commencing on the Effective Date (“Initial Term”). Thereafter, this Agreement shall be subject to extension for up to three additional periods of five (5) years each (the “Option Terms”) on the terms set forth in this Section 5(a).

ii. In the fourth year of the Initial Term and each of the first two Option Terms, in the event that Licensee wishes to extend this Agreement for the upcoming Option Term, the Parties, each acting reasonably, shall seek to reach agreement on minimum quarterly revenue requirements for such upcoming Option Term. In the event that Licensor and Licensee are unable to agree on such quarterly revenue requirements by 60 days prior to the end of the Initial Term or Option Term, as the case may be, Licensee may seek to resolve any dispute concerning the reasonableness of the Parties’ positions in accordance with Section 13(j). Reasonableness shall be determined taking into account Licensee’s historical sales performance and relative market performance. In the event the quarterly revenue requirements for any Option Term have not been established by the end of the Initial Term or Option Term, as applicable, and this Agreement is ultimately renewed for the upcoming Option Term, such requirements shall be applied retroactively once established.

iii. In the event this Agreement is renewed for all three Option Terms, after the end of the third Option Term, the term of this Agreement shall extend for additional consecutive one (1) year periods (each, and each Option Term, an “Extended Term”) unless Licensor or Licensee provides written notice of termination to the other not less than sixty (60) nor more than one hundred twenty (120) days before the end of the immediately preceding Extended Term. The Initial Term and any and all Extended Terms(s), subject to the early termination provisions set forth below, shall be referred to collectively as the “Term”. For annual Extended Terms following the completion of the third Option Term, there shall be a minimum annual revenue requirement equal to the average annual revenue achieved (or, if greater, required to be achieved) during the third Option Term.

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iv. Failure to meet any minimum revenue requirements shall not be a basis for termination of this Agreement pursuant to Section 6(b) unless, following notice from Licensor of such failure within 60 days of royalty statements reflecting such failure for a six-month period during the Term, Licensee does not achieve minimum revenue requirements for the next six-month period during the Term.

b. Termination for Cause. Each Party shall have the right to terminate this Agreement by providing written notice to the other Party upon a Party’s breach of any obligations (including undisputed payment obligations) under this Agreement that is not cured within sixty (60) days of receipt of written notice of such breach.

c. Termination for Legal Reasons. This Agreement shall terminate if: (i) a state regulator, or any other local, city or state governmental or regulatory body with authority, determines the Agreement is contrary to Applicable Law and such non-compliance cannot be cured within one-hundred and twenty (120) calendar days; or (ii) Licensee files for insolvency under bankruptcy laws, makes a general assignment for the benefit of its creditors, or ceases to do business for sixty (60) consecutive calendar days.

d. Effects of Expiration or Termination. Following the termination of this Agreement:

i. Subject to the sell-off rights set forth in Section 6(e), Licensee shall not prepare, package, distribute or sell the Licensed Products or make any use of the Marks;

ii. subject to the sell-off rights set forth in Section 6(e), (A) Licensee shall eliminate all references to Licensor, the Licensed Products and the Marks from Licensee’s premises and personal property of Licensee and from all business stationery and all written, graphic, electromagnetic, digital or other advertising, marketing or promotional material used or maintained by Licensee, and Licensee shall not continue to represent in any manner whatsoever that Licensee has any connection with Licensor, the Licensed Products or the Marks; and (B) Licensor shall eliminate any references to Licensee from Licensor’s premises and personal property of Licensor and from all business stationery and all written, graphic, electromagnetic, digital or other advertising, marketing or promotional material used or maintained by Licensor, and Licensor shall not represent in any manner whatsoever that Licensor has any connection with Licensee;

iii. subject to the sell-off rights set forth in Section 6(e) and in the event of the termination of this Agreement other than due to a breach or default by Licensor, upon Licensor’s reasonable request, Licensee shall deliver to the Company or a third party, in accordance with Licensor’s reasonable instructions, all of the Packaging bearing any of the Marks still in Licensee’s possession or under its control, and Licensor shall, upon delivery thereof pursuant to such instructions, pay to Licensee a sum equal to Licensee’s purchase price for the Packaging, provided that Licensor will accept and pay for only such Packaging to the extent (i) the quantities of such Packaging were purchased by Licensee in commercially reasonable amounts, as determined in Licensor’s reasonable discretion and (ii) such Packaging is in first-class and useable condition, as determined by Licensor in its reasonable discretion, and do not bear the name (or other identifying marks) of Licensee or state-specific labels or other modifications as a consequence of which the Packaging cannot be re-labelled in a reasonable and commercially viable manner (the “Modified Packaging”) (such Packaging, as described in the foregoing clause (i) and (ii), “Materials Subject to Repurchase”). All such Packaging that are not Materials Subject to Repurchase (e.g., Modified Packaging) shall be destroyed, at Licensor’s election, by Licensee without cost to Licensor;

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iv. subject to the sell-off rights set forth in Section 6(e), in the event of the termination of this Agreement due to a breach or default by Licensor, upon Licensee’s reasonable request, Licensor shall purchase any Modified Packaging in Licensee’s possession that cannot be sold in accordance with Section 6(e), in which event, Licensee shall submit an invoice to Licensor identifying the quantity of Modified Packaging and the cost thereof;

v. all rights and obligations hereunder, whether specifically set out or whether accrued or accruing by use, conduct or otherwise, shall expire, cease and end, provided that this provision shall not affect any breaches occurring or payment rights accruing prior to such termination, provided further that the following sections of this Agreement shall survive termination: 1(c),5(c), 5(d), 6(d), 6(e) and 8 through 13; and

vi. Licensee shall pay within sixty (60) days all undisputed unpaid invoice amounts that are due and owing to Licensor hereunder; and the Receiving Party shall immediately return or destroy all Confidential Information to the Disclosing Party (as such terms are defined in Section 11 below).

e. Sell-Off. Notwithstanding the provisions of Section 6(d), in the event of the termination of this Agreement other than due to a breach or default by Licensee, Licensee shall be permitted a period not to exceed one hundred and twenty (120) days following the date of receipt of a termination notice from Licensor (the “Termination Date”) to sell all Licensed Products on hand as of the Termination Date, provided that Licensee shall continue to comply with the covenants hereunder with respect to all such sales and shall be liable for and account to Licensor for and pay to Licensor all License Fees applicable to such sales as provided herein notwithstanding the termination of this Agreement.

7. Representations, Warranties and Covenants.

a. Licensor’s Representations, Warranties and Covenants. Licensor represents, warrants, and covenants to Licensee that:

i. Licensor is a validly existing business entity in good standing in the jurisdiction in which it was formed. Licensor has all necessary power and authority to perform its obligations and receive its benefits set forth in this Agreement (including, without limitation, to grant the License and other rights granted to Licensee in this Agreement). All necessary actions and approvals by Licensor’s equity holders and board of directors or analogous governing body to authorize Licensor to enter into and perform this Agreement have been taken and given. This Agreement, when executed and delivered by Licensor, will constitute a valid and legally binding obligation of Licensor, enforceable against Licensor in accordance with its terms except as limited by (a) applicable bankruptcy or other similar laws and (b) equitable principles. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not violate or require any consent under any agreement, contract, instrument, license, permit, other governmental authorization, judgment, order, writ or decree to which Licensor is a party or by which any of its assets are bound.

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ii. Licensor at all times shall comply with, and perform its obligations under this Agreement in accordance with, Applicable Law.

iii. Licensor owns all right, title, and interest in and to the Licensed IP or has sufficient license rights in and to the Licensed IP to grant the License and other rights granted to Licensee in this Agreement.

iv. Licensor shall not grant any right to any person or entity that would conflict with or be inconsistent with any rights granted to the Licensee hereunder. In particular, Licensor shall (a) not itself promote, market, or sell any Licensed Products in the Territory and (b) not grant any third party any right or license to promote, market, or sell any Licensed Products in the Territory.

v. Licensor has not received any notice of (a) any claim that Licensor or any of the Licensed IP or Licensed Products violate, infringe, or misappropriate any patent, trademark, or other intellectual property or proprietary right of any third party or (b) any claim seeking to invalidate or otherwise challenge any of the Licensor’s rights in the Licensed IP or Licensed Products.

vi. Upon Licensee’s reasonable request, Licensor shall provide to Licensee such information related to the Licensed Products and their packaging, labeling, and advertising as is reasonably necessary to allow Licensee to produce, advertise, and/or sell the Licensed Products.

vii. Licensor does not have any intellectual property rights other than its right, title and interest in the Marks that would be required to be licensed hereunder in order for Licensee to develop, cultivate, extract, process, prepare, manufacture, package, market, sell or distribute the Existing Products.

b. Licensee’s Representations, Warranties and Covenants. Licensee represents, warrants, and covenants to Licensor that:

i. Licensee is a validly existing business entity in good standing in the jurisdiction in which Licensee was formed and is authorized to do business in the Territory. Licensee has all necessary power and authority to perform its obligations and receive its benefits set forth in this Agreement. All necessary actions and approvals by Licensee’s owners and applicable governing body to authorize Licensee to enter into and perform this Agreement have been taken and given. This Agreement, when executed and delivered by Licensee, will constitute a valid and legally binding obligation of Licensee, enforceable against Licensee in accordance with its terms except as limited by (a) applicable bankruptcy or other similar laws and (b) equitable principles. The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby will not violate or require any consent under any agreement, contract, instrument, license, permit, other governmental authorization, judgment, order, writ, or decree to which Licensee is a party or by which any of its assets are bound.

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ii. Licensee shall be solely responsible in carrying out all of its rights and obligations under this Agreement, for compliance with all statutes, regulations and laws issued by government, local or other competent authorities applicable in the Territory (“Applicable Law”), including without limitation labeling requirements and conformity of the packaging of the Licensed Products with Applicable Law.

iii. All Licensed Products distributed, marketed, and/or sold by Licensee shall be of good and merchantable quality, free from defects, wholesome and fit for its intended purpose.

iv. Licensee shall obtain and maintain customary products liability insurance on commercially reasonable terms and shall on request produce evidence satisfactory to Licensor of the existence of such insurance. The insurance required by this Agreement is in addition to any insurance policy required to be maintained as a condition of Licensee’s state licensure. Licensor shall not be a named insured on the insurance policy required to be maintained as a condition of Licensee’s state licensure.

8. General Compliance with Law.

a. Compliance with Applicable Law. Each of Licensor and Licensee at all times shall comply with and perform its obligations under this Agreement in accordance with Applicable Law.

b. Conflicts with Applicable Law. The Parties recognize that they are operating and entering into this Agreement in a highly-regulated, rapidly-evolving legal and business environment. As a result, the Parties may need to make adjustments to their business relationship. In the event of any inconsistency between the requirements of Applicable Law and the terms of this Agreement, the requirements of Applicable Law shall control. Without limiting the Parties’ rights under Section 6(c), in the event Licensor or Licensee believes that Applicable Law requires it to not comply with or to diverge from the requirements of this Agreement or that performance of its obligations under this Agreement would violate Applicable Law (each, a “Regulatory Issue”), the affected Party shall so notify the other Party promptly of such Regulatory Issue and the Parties shall use their good faith best efforts to resolve the Regulatory Issue promptly (and, if necessary, to amend the Agreement so the Parties’ performance hereof will comply with Applicable Law while effecting the original intent of the Parties as closely as possible in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible).

c. Federal Law. Licensor and Licensee both acknowledge that the activities contemplated by this Agreement relating to cannabis products are currently illegal under United States federal law. Neither Party, and no one acting on either Party’s behalf, has made any representation to the contrary. The Parties hereby acknowledge and agree that, despite the fact that the cultivation, possession, and distribution of cannabis products remain illegal under federal law, it is legal within the Territory. Accordingly, the Parties waive any defense as to the enforcement of this Agreement based upon an “illegality of purpose” theory or other related defenses.

9. Indemnification; Limitation of Liability.

a. Licensor Indemnification. Licensor shall indemnify, defend, and hold harmless Licensee, and its managers, members, officers, employees, customers, affiliates, representatives, and agents, from and against any third-party claim, suit, loss, demand, damage, liability, cost, and expense (including, without limitation, all reasonable attorneys' fees and court costs) of whatever kind or nature (collectively, “Claims”) in connection with or arising out of (a) Licensor’s breach of any warranty, representation, covenant, or obligation contained in this Agreement; (b) the fraud, intentional misconduct, or gross negligence of Licensor or its directors, officers, employees, or agents; and (c) the actual or alleged infringement by Licensor, the Licensed IP, or the Licensed Products of any patent, trademark, copyright, trade secret, or other intellectual or proprietary right.

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b. Licensee Indemnification. Licensee shall indemnify, defend and hold harmless Licensor, and its directors, officers, employees, customers, affiliates, representatives, and agents from and against any Claims in connection with or arising out of (a) Licensee’s breach of any warranty, representation, covenants, or obligation contained in this Agreement (including any breach of this Agreement attributable to the acts or omissions of any of Licensee’s Business Partners) and (b) the fraud, intentional misconduct, or gross negligence of Licensee or its Business Partners or its or their directors, officers, employees or agents.

c. Process. The person or entity seeking indemnification pursuant to Section 9(a) or 9(b) above shall (a) promptly notify the indemnifying Party in writing of any threatened or pending Claim (provided that any delay in providing notice shall reduce the right to indemnification only to the extent the indemnifying Party is adversely affected by that delay) and (b) give the indemnifying Party reasonable information and assistance, as requested and at the indemnifying Party’s expense, in connection therewith. The indemnifying Party shall have the sole right to control the defense of any Claim and the sole right to settle or compromise any Claim (provided that the indemnifying Party may not agree to any settlement or compromise without the indemnified person’s or entity’s prior written consent if such settlement or compromise (x) does not contain a complete release of claims against the indemnified persons and entities, (y) contains any admissions of guilt or fault by or on behalf of the indemnified persons or entities, or (z) imposes any obligations on the indemnified persons or entities (such as, without limitation, any obligation to pay any money or any obligation to refrain from or engage in any particular conduct or business activity)).

10. Intellectual Property.

a. Licensee acknowledges and agrees that Licensor is the sole and exclusive owner of the Marks. Licensee acknowledges and agrees that the only rights that Licensee has with respect to the Marks are those expressly set forth in this Agreement. Licensee shall not contest, or at any time place at issue the validity or ownership of, any of Licensor’s rights in and to the Marks. Licensee shall not at any time adopt or use, without Licensor’s prior written consent, any name or trademark that is confusingly similar to or likely to be confused with the Marks.

b. Licensor has the sole and exclusive right and responsibility to initiate and defend all proceedings and actions relating to the Marks. Licensor may initiate or defend any such proceedings or actions in its own name or require Licensee, at Licensor’s expense, to institute or defend such proceedings or actions either in its own name or in the joint names of Licensee and Licensor. At the request and sole expense of Licensor, at Licensor’s expense, Licensee will render assistance in any such action. Licensee shall not have any claim against Licensor as a result of such proceedings or action or for any failure to institute or defend such proceedings or action. Licensee shall promptly notify Licensor of any litigation or proceedings instituted or threatened affecting these matters. Notwithstanding the foregoing, Licensee shall have the right to defend, at Licensor’s expense, any legal or administrative proceedings brought by third party relating to the Marks. Licensee shall not institute any legal or administrative proceedings against any third party which may affect the interests of Licensor without the prior written consent of Licensor, which consent shall not be unreasonably withheld, conditioned or delayed. In the event Licensor does not elect to itself initiate any such legal or administrative proceedings, any recoveries thereon in an action instituted by Licensee shall be retained by Licensee.

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11. Confidentiality.

a. Confidentiality General. Each Party and its employees, agents, and representatives (collectively, the “Receiving Party”) may receive or have access to Confidential Information (as defined below) of the other Party (the “Disclosing Party”) as a result of their relationship and this Agreement. As used in this Agreement, “Confidential Information” means all information of the Disclosing Party, whether of a technical, business, or other nature (including, without limitation, trade secrets, know-how, and other information relating to the products, customers, business plans, promotional and marketing activities, finances, and other business affairs of the Disclosing Party), that has been identified as being proprietary and/or confidential or that, based on the nature of the information or the circumstances under which it was disclosed, a reasonable person would believe to be confidential or proprietary. Confidential Information also includes the existence of this Agreement.

b. Disclosure and Use. During the term of this Agreement and thereafter, the Receiving Party shall (a) not disclose any Confidential Information to any third party except as expressly permitted by this Agreement; (b) not use, or permit others to use, any Confidential Information for any purpose except as expressly permitted by this Agreement; and (c) promptly notify the Disclosing Party if the Receiving Party becomes aware of any unauthorized use or disclosure of the Confidential Information and, at the Disclosing Party’s request, take such action as may be reasonably necessary to terminate or remedy any unauthorized use or disclosure. The Receiving Party may (y) disclose Confidential Information to its directors, managers, officers, employees, and agents who have a reasonable need to know such information in connection with the Receiving Party’s performance of its obligations or receipt of its benefits under this Agreement and who are informed of the restrictive provisions in this Agreement relating to that Confidential Information and (z) disclose Confidential Information as required by law or regulations, as reasonably determined by the Receiving Party or its legal counsel, or on a confidential basis to the Receiving Party’s attorneys, accountants, and other professional advisors.

c. Exclusions. Confidential Information does not include, and the Receiving Party shall have no obligation hereunder with respect to, any information that (a) was known to the Receiving Party without restriction before receipt, directly or indirectly, from the Disclosing Party; (b) is lawfully obtained by the Receiving Party from a third party who is under no obligation of confidentiality; (c) is or becomes publicly available other than through the fault of the Receiving Party; (d) is developed by the Receiving Party without use of the Confidential Information; or (e) is include in Licensee’s public filings or earnings press releases pursuant to Section 2(b).

d. Ownership. As between the Disclosing Party and the Receiving Party, all Confidential Information shall remain the exclusive property of the Disclosing Party, and the Receiving Party shall have no rights, by license or otherwise, to use the Confidential Information except as expressly permitted herein. Except as expressly stated herein, no patent, copyright, trademark, or other proprietary right, express or implied, is created, licensed, granted, or otherwise conveyed by this Agreement with respect to Confidential Information.

e. Return or Destruction. Upon written demand by the Disclosing Party (except as provided herein to the contrary), the Receiving Party shall return or irrevocably destroy all Confidential Information in the Receiving Party’s custody, possession, or control (including, but not limited to, electronic copies); except that copies may be kept in the Receiving Party legal files for administration of this Agreement and shall remain subject to the confidentiality obligations set forth herein. This excludes all documents and records that must remain on file for the period required by regulating bodies that govern the Licensee in the Territory.

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12. Product Recall.

a. The Parties will cooperate in good faith to respond to all customer inquiries and complaints relating to the Licensed Products and the record keeping and reporting relating thereto. Licensor will provide all reasonable assistance requested by Licensee in investigating customer complaints, incidents, or near incidents regarding the Products (each a “Customer Complaint”). In the event any regulatory authority seizes any Licensed Product, requests a recall of any Licensed Product (a “Regulatory Recall”), or otherwise notifies Licensor or Licensee of any violation or potential violation of any Applicable Law (each a “Regulatory Issue”), the first Party who received a notification from the applicable regulatory authority must promptly (i) notify the other Party and (ii) provide the other Party with a copy of any applicable Regulatory Recall letter or equivalent written notification. In the event of a Customer Complaint or Regulatory Issue, the Parties will work together and cooperate in good faith to promptly remediate such Customer Complaint or Regulatory Issue, as applicable. Each Party shall be responsible for each such Party’s costs associated with such Customer Complaint or Regulatory Issue, provided that in the event the Customer Complaint or Regulatory Issue arises due to the actions or inaction of Licensee or matters within the responsibility of Licensee hereunder (including failure to comply with Applicable Law in the Territory), all out of pocket costs of Licensor shall be borne by Licensee, and in the event the Customer Complaint or Regulatory Issue arises due to the actions or inaction of Licensor or matters within the responsibility of Licensor hereunder, all direct out of pocket costs of Licensee shall be borne by Licensor. Moreover, the Parties will each provide information reasonably requested by the other Party to investigate the cause and extent of such Customer Complaint or Regulatory Issue, as applicable. Licensee agrees to consult with Licensor on all product liability claims, proceedings or actions brought against Licensor in connection with the Licensed Products and to take such action with respect to the defense of any such claim or lawsuit as Licensor may reasonably request in order to protect the interests of Licensor and the Marks or the goodwill associated with therewith, which shall be at Licensor’s expense.

13. General.

a. Notice. Any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated (unless another method of notice is specifically permitted by the terms of this Agreement in specific circumstances): (a) by personal delivery when delivered personally; (b) by reputable overnight courier, fees prepaid, upon verification of receipt; (c) by telecopy or facsimile transmission when confirmed by telecopier or facsimile transmission; or (d) by certified or registered mail, return receipt requested, upon verification of receipt. All notices must be sent to the addresses in the preamble of this Agreement or to such other address that the receiving Party may have provided for the purpose of notice in accordance with this Section 13(a).

b. Exclusion of Consequential Damages. NEITHER PARTY SHALL BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES OF ANY KIND ARISING OUT OF OR RELATING TO THIS AGREEMENT, REGARDLESS OF THE FORM OF ACTION WHETHER IN CONTRACT, TORT, STRICT PRODUCT LIABILITY, OR OTHERWISE, EVEN IF THE PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

c. Severability. If any term or provision of this Agreement is found by a court of competent jurisdiction to be invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon a determination that any term or provision is invalid, illegal, or unenforceable, the court is authorized and requested to modify this Agreement to effect the original intent of the Parties as closely as possible in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

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d. Counterparts. This Agreement may be executed in one or more counterparts, any one of which need not contain the signatures of more than one Party, but all such counterparts taken together shall constitute one and the same agreement. This Agreement may be executed by facsimile signature or electronic exchanges of documents bearing a scanned signature or other image of a signature, and a facsimile, scanned or other electronic image, or copy of a signature is valid as an original.

e. Assignment. Neither Party may assign or delegate this Agreement or any of its rights or obligations hereunder without the prior written consent of the other Party; provided, however, that (a) each Party may assign and delegate this Agreement and its rights and obligations hereunder to a company that controls, is controlled by, or is under common control with, that Party and (b) each Party may assign and delegate this Agreement and its rights and obligations hereunder in connection with any merger, reorganization, consolidation or sale of substantial portion of assets of the assigning Party. A change of control or sale of equity interests in any Party will not be deemed to be an assignment. The rights and obligations of the Parties will bind and inure to the benefit of their permitted successors and assigns.

f. Independent Contractor. The relationship of Licensor and Licensee established by this Agreement is that of independent contractors, and nothing contained in this Agreement shall be construed to constitute the Parties as partners, joint venturers, co-owners, or otherwise as participants in a joint or common undertaking. Neither Party shall have any authority to contract for, make decisions for, or bind the other Party in any manner whatsoever.

g. Waiver. The failure of either Party to exercise any right hereunder shall not be deemed to be a waiver of such right. The failure of either Party to require performance by the other Party of any provision of this Agreement shall not affect the right to require such full performance at any time thereafter; nor shall the waiver by either Party of a breach or any provision hereof be taken or held to be a waiver of the provision itself. Unless otherwise expressly stated: all rights and remedies of any Party are cumulative and concurrent and the exercise of one right or remedy shall not be deemed a waiver or release of any other right or remedy. No waiver of any term or condition of this Agreement will be valid unless in writing and signed by the Party granting the waiver.

h. Force Majeure. Neither Party shall be liable to the other for any failure to perform its obligations if such failure is due to an event beyond such Party’s reasonable control, such as, but not limited to, fire, natural disasters, strikes, work stoppages, accidents, wars, acts of governmental authority (including Regulatory Issues), pandemics and acts of God, provided that payment of amounts due hereunder shall in no event be excused by reason of force majeure. Any Party affected by such a force majeure event shall promptly give notice thereof to the other Party and use commercially reasonable efforts to mitigate the impact of and to overcome the effects of the force majeure event.

i. Governing Law. This Agreement shall be governed by and construed in accordance with the substantive laws of the State of California without regard to its conflicts of laws provisions.

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j. Dispute Resolution. The Parties shall negotiate in good faith to resolve any claim, dispute, or controversy that may arise in connection with this Agreement. These resolution efforts shall include at least one in-person meeting involving senior representatives of each of Licensor and Licensee having all necessary decision-making authority. If no resolution is reached within thirty (30) days of written notice delivered by either Party that a formal dispute has arisen, each Party agrees that any and all controversies, claims or disputes relating to this Agreement or the subject matter hereof shall be resolved, as the sole and exclusive remedy, through arbitration by the Judicial Arbitration & Mediation Services, Inc. (“JAMS”). The arbitrator shall have the power to award any remedies available under Applicable Law. The Parties will bear equally the administrative fees and hearing fees of JAMS and the arbitrator, provided that the arbitrator shall award reimbursement for such fees and attorneys’ fees and costs to the prevailing party, except as prohibited by law. The decision of the arbitrator shall be in writing. Any arbitration under this Agreement shall be conducted in Monterey County, California. Nothing in this Agreement shall prevent either Party from seeking a temporary restraining order, preliminary injunction, or other provisional relief pending the outcome of the process covered by this provision from the courts described in this Section 13(j).

k. No Third Party Beneficiaries. Unless otherwise expressly provided, no provision of this Agreement shall give any rights, remedies, or other benefits to any person or entity other than Licensor and Licensee.

l. Entire Agreement. This Agreement (including all exhibits hereto and all purchase orders, invoices, and related documents contemplated hereby) constitutes the entire agreement and final understanding of the Parties with respect to the subject matter hereof and supersedes and terminates any and all prior and/or contemporaneous negotiations, representations, understandings, discussions, offers, and/or agreements between the Parties, whether written or verbal, express or implied, relating in any way to the subject matter hereof. This Agreement may not be amended or otherwise changed in any way except by a written instrument which specifically identifies the intended amendment or other change signed by both Licensor and Licensee. The Parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event of ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by such Parties and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, duly authorized representatives of the Parties have executed this Agreement.

LICENSOR: LF BRANDCO LLC	LICENSEE: Indus Holding Company

By:	By:
Name:	Name:
Title:	Title:

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Schedule 1 – Product Category and Product Name

Product List

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EXHIBIT A

CONFIDENTIALITY AND NON-DISCLOSURE AGREEMENT

This CONFIDENTIALITY AND NON-DISCLOSURE AGREEMENT (this “Agreement”) dated as of [_____] is made by and between (i) INDUS HOLDING COMPANY, on behalf of itself and its affiliates (collectively “Indus”), and (ii) LF BRANDO LLC (“BrandCo”). Each of Indus and BrandCo may be referred to as a “Party” and, collectively, the “Parties”.

WHEREAS, Indus and BrandCo have entered into a License Agreement dated October 4, 2023 pursuant to which Indus has a right of first refusal with respect to certain transactions (the “ROFR”) and Licensor is obligated to deliver to Licensee a notice of any such transaction (each, a “ROFR Notice”) for the purpose of evaluating the terms and conditions of a proposed transaction subject to the ROFR.

WHEREAS, BrandCo has received a bona fide offer from ☑ (“Third Party Offeror”) for a transaction subject to the ROFR (the “ROFR Transaction”) and BrandCo is permitted to disclose the terms and conditions of the ROFR Transaction to Indus only upon the entry by the Parties int his Agreement.

NOW THEREFORE, as a condition to receipt of a ROFR Notice with respect to the ROFR Transaction, Licensee agrees as follows:

a)	Nondisclosure of Confidential Information. The transaction terms (including the identity of the Third Party Offeror) contained in the ROFR Notice (the “Confidential Information”) will be kept confidential by Indus . However, the Confidential Information may be disclosed to the directors, officers, employees, agents, attorneys, advisors, and current and proposed lenders and other debt and equity investors (collectively, “Representatives”) in connection with the exercise by Indus of its rights under the ROFR. Such Representatives shall be informed by Indus of the confidential nature of the Confidential Information and the requirement that it be maintained in confidence, and (ii) Indus shall be responsible for any breach of this Agreement by any of Indus’s internal Representatives. Indus will not disclose the Confidential Information to any person other than as permitted hereby and will safeguard the Confidential Information from unauthorized disclosure. The term “person” as used in this Agreement shall be broadly interpreted to include without limitation any corporation, company, partnership or individual.

b)	Notice Preceding Compelled Disclosure. If Indus or its Representatives are requested or required to disclose any Confidential Information, Indus will promptly notify BrandCo of such request or requirement so that BrandCo may seek an appropriate protective order to waive compliance provisions of this Agreement. If, in the absence of a protective order or the receipt of a waiver hereunder, Indus or its Representatives are required to disclose the Confidential Information, Indus or such Representatives, as applicable, may disclose only such of the Confidential Information to the party seeking disclosure as is required.

c)	Exclusions from“Confidential Information”. The following will not constitute Confidential Information for purposes of this Agreement: (i) information which is or becomes generally available to the public or Indus other than as a result of a breach of this Agreement by Indus or its Representatives, (ii) information which was already known to Indus on a nonconfidential basis prior to being furnished to Indus by BrandCo, or (iii) information which becomes available to Indus on a nonconfidential basis from a source other than BrandCo.

d)	Third Party Beneficiary. The Third Party Offeror shall be a third-party beneficiary of and entitled to enforce BrandCo’s rights and Indus’s covenants and obligations under this Agreement.

e)	No Waiver. No failure or delay in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

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f)	Remedies. Indus agrees that any violation or threatened violation of this Agreement may cause irreparable injury to the BrandCo, entitling the BrandCo to seek injunctive relief. In such event, Indus voluntarily waives presentment of a bond and each of Indus and BrandCo submits to the exclusive jurisdiction of the state and federal courts having jurisdiction over the County of Monterey, California.

g)	Survival. Indus’s obligations under this Agreement as it relates to the Confidential Information shall survive until the second anniversary of the date hereof.

h)	Further Obligations. Each Party hereto acknowledges and agrees that this Agreement does not obligate either Party to enter into any future agreement or relationship with respect to the ROFR Transaction or otherwise.

i)	Assignment. Neither Party may assign this Agreement without the prior written consent of the other Party, in such Party’s sole and absolute discretion, and any non-approved attempted assignment shall be null and void, provided that no such consent shall be required for an assignment in connection with a change of control or sale or other disposition of substantially all of the assets of a Party. This Agreement shall be binding upon, and inure to the benefit of the successors and permitted assigns of the Parties.

LF BRANDCO LLC	INDUS HOLDING COMPANY

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Exhibit B – Packaging Specifications

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